Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended September 30, 2010, have been reclassified among the components of net assets as follows:

        Undistributed           Undistributed           Paid-In
        Net Investment          Net Realized            Capital
           Income                 Gain/(Loss)

Janus Balanced Fund
$(879,269)                        $1,063,867  		$(184,598)

Janus Contrarian Fund
$1,197,837                        $7,776,473   		$(8,974,310)

Janus Enterprise Fund
$4,465,505                        $1,067,361,343	$(1,071,826,848)

Janus Forty Fund
$21,867,716                       $298,056     		$(22,165,722)

Janus Fund
$(1,031,654)                      $2,408,993,067	$(2,407,961,413)

Janus Global Life Sciences Fund
$26,368	                          $231,533,015 		$(231,559,383)

Janus Global Real Estate Fund
$(21,734)                         $21,734      		$0

Janus Global Research Fund
$(143,857)                        $152,828     		$(8,971)

Janus Global Select Fund
(formerly named Janus Orion Fund)
$(10,548,783)                     $37,658,725 		$(27,109,942)

Janus Global Technology Fund
$3,772,900                        $754,098,403 		$(757,871,303)

Janus Growth and Income Fund
$(781,908)                        $1,827,413   		$(1,045,505)

Janus International Equity Fund
$(315,977)                        $315,978     		$(1)

Janus Long/Short Fund
$2,649,443                        $(49,051)   		$(2,600,392)

Janus Overseas Fund
$(6,838,752)                      $6,917,028  		$(78,276)

Janus Research Core Fund
$(41,662)                         $4,172,814  		$(4,131,152)

Janus Research Fund
$342,277                          $2,523,398,791	$(2,523,741,068)

Janus Triton Fund
$1,322,093                        $(367,558)   		$(954,535)

Janus Twenty Fund
$311,925                          $(311,926)   		$1

Janus Venture Fund
$3,966,953                        $1,212,373  		$(5,179,326)

Janus Worldwide Fund
$(3,175,406)                      $2,862,361,600	$(2,859,186,194)

Perkins Global Value Fund
(formerly named Janus Global Opportunities Fund)
$(29,458)                         $29,458      		$0